The American Funds Tax-Exempt Series II 333 South Hope Street Los Angeles, CA 90071 Telephone (213) 486-9200 Fax (213) 486-9455

February 28, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$24,427
Class B	$67
Class C	$1,406
Class F1	$1,393
Class F2	$1,581
Total	$28,874

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3194
Class B	$0.2540
Class C	$0.2498
Class F1	$0.3049
Class F2	$0.3297

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	76,900
Class B	245
Class C	5,539
Class F1	4,335
Class F2	5,231
Total	92,250

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$17.79
Class B	$17.79
Class C	$17.79
Class F1	$17.79
Class F2	$17.79